PRODUCT MANUFACTURE AND SUPPLY AGREEMENT
                               (The "Agreement")



This Agreement made this 15th day of April 2003 by and between Hansen Beverage Company, a Delaware corporation, having a principal place of business at 1010 Railroad Street, Corona, CA 92882, ("Purchaser") and Seven-Up/RC Bottling Company of Southern California, Inc., a Delaware corporation, having a principal place of business at 3220 East 26th St., Los Angeles, CA 90023 ("7UP/RC").

WHEREAS, the Purchaser desires 7UP/RC to manufacture and supply Purchaser with Monster Energy Drink in 16 oz. packages and 7UP/RC agrees to manufacture and supply such products under the terms and conditions contained herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter expressed, the parties agree as follows:

                                I - DEFINITIONS

     1.1  "FDA" means the United States Food and Drug Administration.

     1.2 "Product(s)" means an energy drink, more fully described in Exhibit A, meeting Purchaser's specifications and manufactured for Purchaser by 7UP/RC in finished form suitable for use by the consumer, packaged and labeled under the Purchaser's trademark for marketing by Purchaser or its subsidiaries in the United States, its territories and possessions.

     1.3 "Specifications" mean the written specifications for Product including, but not limited to, written formulations, specifications, process instructions, bottle quantity, packaging and labeling instructions, which are attached as Exhibit A.

     1.4 "Branded Materials" means all finished Product and raw materials which are unique to Product and may only be used by 7UP/RC to produce Product.


                       II - PURCHASE AND SALE OF PRODUCTS

     2.1 Obligations of Parties. Purchaser shall purchase Products from 7UP/RC from time to time on the terms and conditions set out in this Agreement, during the Term of this Agreement. 7UP/RC shall process, test, label, store, and sell Products to Purchaser in accordance with the terms and conditions set out in this Agreement, during the term of this Agreement.

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          7UP/RC agrees that it shall not use the  Equipment  referred to in 2.8 below for the production, at its Buena Park, California facility, of any competitive energy drinks without Purchaser's prior written approval; provided however that if Purchaser fails to purchase _______ cases of Products with a tolerance of 20% i.e., a minimum of _______ cases, per year from 7UP/RC during the term of this Agreement, 7UP/RC shall thereafter be entitled to use the Equipment for the production of other energy drinks provided that in such event 7UP/RC shall be obliged to make payment to the Purchaser of an agreed royalty fee in respect of such other energy drinks on a per case basis until the Purchaser is reimbursed for the costs incurred by it to purchase the Equipment concerned.

     2.2 Forecasts. Prior to the beginning of each calendar quarter, Purchaser shall provide to 7UP/RC a written forecast of the number of cases of Product by flavor and package size expected to be ordered in the following three (3) month period. Based on the forecast, 7UP/RC shall purchase raw materials (sodium citrate, citric acid), in amounts, in 7UP/RC's reasonable opinion, are required to fill orders during such period. All other raw materials shall be supplied by Purchaser at its expense including the expense of delivering raw materials to 7UP/RC's facility for production of Product. Purchaser shall be financially responsible for all out-of-date Product and raw materials.

     2.3 Orders. Purchaser shall fax a purchase order for Product to 7UP/RC at least ten (10) business days prior to the expected delivery date. Product will be scheduled for production by 7UP/RC at the earliest possible date. All orders shall be for full truckload quantities of Product. The terms and conditions contained in any order form issued by Purchaser under this Agreement shall be null and void and entirely surpassed by the terms and conditions of this Agreement except for those terms proposed by Purchaser and specifically accepted by 7UP/RC.

     2.4 Rejected Products/Shortages. Purchaser shall notify 7UP/RC in writing of any claim relating to damaged, defective or nonconforming Product or any shortage in quantity of any shipment of Product. In the event such rejection or shortage is due to 7UP/RC fault, error or neglect, 7UP/RC shall replace the rejected Product or make up the shortage in the next production run following receipt of such notice at no cost to Purchaser and shall make arrangements with Purchaser for the disposition of any rejected Product.

     2.5 Title and Risk of Loss. Purchaser shall assume title and risk of loss for Product ordered upon delivery of Product to transport.

     2.6 Price and Payment. 7UP/RC shall charge Purchaser and Purchaser shall pay for Product as specified in Exhibit A, unless 7UP/RC and Purchaser agree in writing to a different price. Such prices shall be fixed during the term of this Agreement except as provided by Paragraph 2.7 below. 7UP/RC shall invoice Purchaser for each shipment of Product and Purchaser shall receive a 2% discount to the extent such invoice is paid within ten (10) days from the invoice date with all amounts due within thirty (30) days of the invoice date.

     2.7 Pass Through Costs. At any time during the term of this Agreement, 7UP/RC may pass through and otherwise charge Purchaser for any cost increases for raw materials, labor or as a result of changes in specifications. Further, if any law or regulation is enacted or imposed anywhere, the effect of which is to impose upon or to cause 7UP/RC to incur any cost or expense (which did not exist on the date of this Agreement) with respect to container deposits, used or empty container collection, container recycling or disposal, beverage or package labeling requirements, any tax or duty in the nature of an excise tax or otherwise, upon or with respect to Product or the performance of 7UP/RC services, 7UP/RC shall be entitled to increase the price of Product by an amount sufficient and in such manner and to such extent that none of the burden of such costs or expenses is borne by 7UP/RC. If requested by Purchaser, 7UP/RC shall provide Purchaser with suitable evidence establishing that a cost increase did occur.

     2.8 Equipment. Purchaser shall purchase the equipment specified in Exhibit B (the "Equipment') at its sole cost and expense. All payments for the Equipment shall be made by Purchaser directly to the Equipment supplier. Exhibit B is only an estimate of the Equipment costs. Purchaser shall be responsible for the actual cost of the Equipment. Purchaser shall also be responsible for all property taxes on the equipment. 7UP/RC agrees to supervise and direct the procurement and installation of the Equipment. 7UP/RC shall perform routine maintenance on the Equipment and shall be financially responsible for minor repairs. 7UP/RC agrees not to use the Equipment for the production, at its Buena Park, California facility, of any other energy drink reasonably similar to Product without Purchaser's prior written approval. At the end of the term of this Agreement, 7UP/RC may use the Equipment to produce Products as well as other energy drinks. Should this Agreement terminate early, 7UP/RC shall have the right but not the obligation to purchase the Equipment at the fair value thereof at that time.


                           III - TERM AND TERMINATION

     3.1 Term. This Agreement will commence on April 1, 2003 and shall continue until March 31, 2008 unless sooner terminated pursuant to paragraph
          3.2 herein.

     3.2 Termination. This Agreement may be terminated prior to the end of its term (i) upon written notice by either party to the other party in the event that the other party breaches any material provision of this Agreement and fails to remedy the breach prior to expiration of the thirty (30) day period or (ii) following notice by either party to the other upon the insolvency or bankruptcy of the other party.


                               IV - RAW MATERIALS

     4.1 Purchase of Raw Materials. 7UP/RC shall acquire and store, at its sole cost and expense, the raw materials identified in Section 2.2 herein to meet the quarterly forecast.

     4.2 Branded Materials. Purchaser shall reimburse 7UP/RC for any finished Product and Branded Materials which remain in 7UP/RC possession following the termination of this Agreement or a change in Specifications or other decisions of Purchaser which render such Branded Materials obsolete or not useable by 7UP/RC.

     4.3 Pallets. 7UP/RC shall ship Product using pallets and a pallet pattern reflected in Exhibit A. Pallets shall be exchanged upon delivery of Product or purchased by Purchaser of 7UP/RC standard cost if pallets are not exchanged.

     4.4 Shells. To the extent requested by Purchaser, Product shall be shipped to Purchaser in plastic shells. Purchaser shall pay 7UP/RC a deposit equal to 7UP/RC standard rate which shall be refunded to Purchaser when the shells are returned.


               V - PRODUCT ANALYSIS AND MANUFACTURING COMPLIANCE

     5.1 Product. 7UP/RC shall test or cause to be tested each batch of Product purchased pursuant to this Agreement before delivery to Purchaser. Such testing shall be conducted according to 7UP/RC established practice and procedures, which Purchaser has reviewed and deemed suitable.

     5.2 Manufacturing Compliance. While manufacturing, bottling, canning, labeling, packaging and storing Product, 7UP/RC shall conform strictly with the formula, methods of manufacture, standards of quality and sanitation, bottling, canning, labeling, package design and packaging instructions and other specifications and instructions which Purchaser shall furnish from time to time. 7UP/RC shall also:

          (a) maintain and operate its bottling and canning plants at all times in good and sanitary operating order, condition and repair and in compliance with any standards required by applicable law, with sufficient production and storage capacity to fully and faithfully to perform its obligations under this Agreement;

          (b) date and production code each production run of the Product by a legible means to identify at least the date when and the packing such Product were produced, and keep Purchaser fully apprised of the coding systems used and all changes therein; and

          (c) package all Product in accordance with manufacturing standards (if any) specified by Purchaser and to such standards as are required by applicable law.



                               VI-PRODUCT RECALLS

     In the event (a) any government authority issues a request, directive or order that Product be recalled, or (b) a court of competent jurisdiction orders such a recall, or (c) 7UP/RC reasonably determines after consultation with Purchaser that Product should be recalled, the parties shall take all appropriate corrective actions. In the event that such recall results from any cause or event arising from defective manufacture of the Product by 7UP/RC, 7UP/RC shall be responsible for all expenses of the recall. For the purposes of this Agreement, the expenses of recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Product and Purchaser's cost for Product recalled but not the expense or service fee associated with sales representatives' or management's time which shall be borne by Purchaser.

                                VII - WARRANTIES

     7.1 Compliance with the Federal Food, Drug and Cosmetic Act. 7UP/RC warrants that all Product delivered to Purchaser pursuant to this Agreement will at the time of such delivery not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, ("Act") or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as that contained in the Act, as such Act and such laws are constituted and effective at the time of delivery and will not be an article which may not, under the provisions of such Act, be introduced into interstate commerce.

     7.2 Conformity with Specifications. 7UP/RC warrants that Product sold and delivered pursuant to this Agreement will conform when delivered to the Specifications.

     7.3 Extent of Warranty. Except as provided in Paragraphs 7.1 and 7.2 herein, 7UP/RC does not make any warranty of any kind, express or implied, with respect to Product including, without limitation, any warranty of fitness for a particular purpose or merchantability.

                              VIII - FORCE MAJEURE

     Failure of either party to perform its obligations under this Agreement (except the obligation to make payments) shall not subject such party to any liability to the other if such failure is caused by acts such as, but not limited to, acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, compliance with any order or regulation of any government entity acting with color of right or by any other cause beyond the reasonable control of the parties.

                              IX - CONFIDENTIALITY

7-Up/ RC shall not be liable for indirect, special, incidental, consequential or penal damages, based on or attributable to the formulation of Product, but this limitation shall not apply to or have any effect in respect of any damages based on or attributable to any defects in the manufacture of Product or the packaging thereof.

                              X - CONFIDENTIALITY

     10.1 Confidentiality. Each party hereto shall not disclose any confidential information received by it pursuant to this Agreement without the prior written consent of the other. This obligation shall not apply to:

          (a) information which is known to the receiving party at the time of disclosure and documented by written records made prior to the date of this Agreement;

          (b) information disclosed to the receiving party by a third party who has a right to make such disclosure;

          (c) information which becomes patented, published or otherwise part of the public domain or information from a third person obtaining such information as a matter of right.

This obligation will continue for a period of three (3) years after termination of this Agreement or any extension thereof.

     10.2 Disclosure to Government. Nothing contained in this Article shall be construed to restrict Purchaser or 7UP/RC from disclosing confidential information as required:

          (a)  for regulatory, tax, customs or other governmental reasons;
          (b)  for audit purposes;
          (c)  by court order;
          (d)  from  using  such  confidential   information  as  is  reasonably
               necessary to perform acts permitted by this Agreement.

                              XI - INDEMNIFICATION

     11.1 By Purchaser. Purchaser will indemnify and hold 7UP/RC harmless against any and all liability, damages, losses, costs or expenses resulting from any third party claims made or suits brought against 7UP/RC which arise out of the promotion, storage, handling, distribution, sale of Product by Purchaser, from Purchaser's negligence or from the negligence of Purchaser's officers, agents or employees.

     11.2 By 7UP/RC. 7UP/RC will indemnify and hold Purchaser harmless against any and all liability, damages, costs or expenses resulting from any third party claims made or suits brought against Purchaser which arise out of the manufacture of Product by 7UP/RC, from 7UP/RC negligence or from the negligence of 7UP/RC's officers, agents or employees.

     11.3 Conditions of Indemnification. The obligations of the indemnifying party under this Article XI are conditioned upon the written notice to the indemnifying party with regard to a claim or lawsuit which is alleged to be covered within fifteen (15) days after the indemnified party has received notice of said claim or lawsuit. The above indemnities are further conditioned upon the cooperation of the indemnified party with the indemnifying party in any regard in the investigation and defense of any claim or lawsuit alleged to be covered by the above indemnities. Any indemnity shall be void as to any claim or legal action for which settlement or any offer of settlement is made without the prior written consent of the indemnifying party.


                               XII - ARBITRATION

Any dispute, controversy or claim arising out of or relating to this Agreement or the breach or termination hereof shall be settled by binding arbitration conducted by JAMS/Endispute. ("JAMS") in accordance with JAMS Comprehensive Arbitration Rules and Procedures (the "Rules"). The arbitration shall be heard by one arbitrator to be selected in accordance with the Rules, in Orange County, California. Judgment upon any award rendered may be entered in any court having jurisdiction thereof. Within seven (7) calendar days after appointment the arbitrator shall set the hearing date, which shall be within 90 days after the filing date of the demand for arbitration unless a later date is required for good cause shown and shall order a mutual exchange of what he/she determines to be relevant documents and the dates thereafter for the taking of up to a maximum of 5 depositions by each party to last no more than 2 days in aggregate for each party. Both parties waive the right, if any, to obtain any award for exemplary or punitive damages or any other amount for the purpose or imposing a penalty from the other in any arbitration or judicial proceeding or other adjudication arising out of or with respect to this Agreement, or any breach hereof, including any claim that said Agreement, or any part hereof, is invalid, illegal or otherwise voidable or void. In addition to all other relief, the arbitrator shall have the power to award reasonable attorneys' fees to the prevailing party. The arbitrator shall make his or her award no later than 7 calendar days after the close of evidence or the submission of final briefs, whichever occurs later.

                           XIII - GENERAL PROVISIONS

     13.1 Notices. Any notices permitted or required by this Agreement shall be sent by telex, telecopy, registered mail or other recognized private mail carrier service and shall be effective when received if sent and addressed as follows or to such other address as may be designated by a party in writing:


               If to Purchaser: Hansens Beverage Company

                                1010 Railroad St

                                Corona, Ca 92882

               Attention:       Rodney Sacks

               Copy to:         Hilton Schlosberg





               If to 7UP/RC:    3220 East 26th St.
                                Los Angeles, CA  90023


               Attention:       Steve Walb

               Copy to:         Mike Nelson, Esq.

     13.2 Entire Agreement, Amendment. The parties hereto acknowledge that this document sets forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this Agreement shall be deemed to be valid unless it is in writing and signed by the party against whom enforcement is sought. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

     13.3 Waiver. No waiver by either party of any default shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other default or of the same default on a future occasion.

     13.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the parties and may not be assigned or transferred by either party without the prior written consent of the other.

     13.5 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, U.S.A.

     13.6 Severability. In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance or rule of law in any jurisdiction in which it is used, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.

     13.7 Heading, Interpretation. The headings used in the Agreement are for convenience only and are not a part of this Agreement.


     IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first above written.

Seven-Up/RC Bottling Company                            (Purchaser)
Of Southern California, Inc.

By:  /s/Charles F. Shanley                              By:  /s/ Rodney C. Sacks
     ---------------------                                   -------------------
Name: Charles F. Shanley                                Name:  Rodney C. Sacks
     ---------------------                                   -------------------
Title:  President                                       Title:  Chairman
     ---------------------                                   -------------------

                                                        By:
                                                             -------------------
                                                        Name:
                                                             -------------------
                                                        Title:
                                                             -------------------

                                  ADDENDUM TO
                    PRODUCT MANUFACTURE AND SUPPLY AGREEMENT
                                    BETWEEN
                            HANSEN BEVERAGE COMPANY
                                      AND
           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.
                              DATED APRIL 15, 2003
                               ("The Agreement")

     This Addendum to the Agreement ("Addendum) is made this _9th__ day of December, 2003 by and between Hansen Beverage Company ("Purchaser") and Seven-Up/RC Bottling Company of Southern California, Inc. ("7UP/RC") with reference to the following:

     WHEREAS:

     A.   On April 15, 2003 Purchaser and 7UP/RC entered into the Agreement.

     B. Pursuant to the Agreement the Purchaser purchased certain equipment specified in Exhibit B to the Agreement ("Exhibit B") which has been installed at 7UP/RC and 7UP/RC has commenced with the manufacture and supply to Purchaser of Monster Energy(tm) drinks in 16 oz. packages pursuant thereto.

     C. Subsequent to the commencement of production, 7UP/RC determined that, to enable them to meet the Purchaser's volume requirements, it is necessary that certain further equipment be purchased and installed on their line and have requested the Purchaser to purchase such equipment in connection with the Agreement. The Purchaser is agreeable to purchasing the further equipment concerned and to the installation thereof on the 7UP/RC line provided that and subject to the Agreement being amended in accordance with the terms set out in this Addendum and 7UP/RC is agreeable thereto.

     NOW, THEREFORE, it is agreed as follows:

     1. The "Products" as defined in the Agreement shall include any additional energy drinks in 16 oz. packages that the Purchaser may require 7UP/RC to manufacture and supply to it from time to time in terms of and during the term of the Agreement.

     2. Clause 2.8 of the Agreement is amended by the addition at the end of that clause of the following: "Purchaser shall, in addition, purchase and pay for a 30 h.p. 4329 Tri-Blender Tri-Clover machine together with two 328 Waukesha transfer pumps with 10 h.p. wash down motors, interconnecting piping, control panels, etc. ("New Equipment") and assume financial responsibility for the installation and wiring thereof, in accordance with the estimate from BEECO which is attached hereto as Exhibit C. Purchaser shall pay for the New Equipment after confirmation from 7UP/RC that the same has been supplied and duly installed at 7UP/RC and is fully operational. Purchaser shall also be financially responsible for all taxes and freight in connection with the New Equipment. 7UP/RC assumes responsibility to supervise the installation of the New Equipment and to perform routine maintenance on the New Equipment and to be financially responsible for all repairs to the New Equipment during the term of this Agreement.

     3. 7UP/RC represents to the Purchaser that the purchase and installation of the New Equipment will enable it to produce larger quantities of Products with less lead time and enable 7UP/RC to meet unexpected and increased volume demands from Purchaser for the Products including during Buena Park's peak season and will eliminate conflicts and achieve more consistent emulsification and result in superior products being produced by 7UP/RC for Purchaser.

     4. The term of the Agreement is extended until March 31, 2009 unless sooner terminated pursuant to the provisions of Paragraph 3.2 of the Agreement.

     5. 7UP/RC agrees not to use the New Equipment for the production, at its Buena Park, California facility of any other energy drinks similar to the Products, without Purchaser's prior written consent.

     6. Upon the termination of the Agreement for whatever reason, Purchaser shall be entitled to remove the New Equipment or, alternatively, to negotiate the sale of the New Equipment to 7UP/RC at the fair market value thereof at that time. Should 7UP/RC and the Purchaser agree to the sale of the New Equipment to 7UP/RC upon the termination of this Agreement, 7UP/RC shall be entitled to use the New Equipment to produce other energy drinks as well as Products.

     7. Save as aforesaid the Agreement shall be unaffected hereby and shall continue in full force and effect between the parties.

     IN WITNESS WHEREOF, the parties hereto have each caused this Addendum to be duly executed as of the date first above written.

Seven-Up Bottling Company of                         Hansen Beverage Company
Southern California, Inc.

By: /s/Charles F. Shanley                            By: /s/Rodney C. Sacks
    ------------------------------                       -----------------------
Name: Charles F. Shanley                             Name:Rodney C. Sacks
    ------------------------------                       -----------------------
Title:President                                      Title:Chairman of the Board
    ------------------------------                       -----------------------